REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of RightStart.com Inc.:

We have audited the accompanying balance sheet of RightStart.com Inc., a Delaware corporation (the "Company"), as of February 3, 2001, and the related statements of operations, stockholders' deficit and cash flows for the year then ended and for the one month ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RightStart.com Inc. as of February 3, 2001, and the results of its operations and its cash flows for the year then ended February 3, 2001 and for the one month ended January 29, 2000, in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, for the year ended February 3, 2001 and for the month ended January 29, 2000, the Company incurred a net loss of $14,073,000 and $1,003,000, respectively, and at February 3, 2001, the Company had a working capital deficit of $7,499,000 and an accumulated deficit of $24,753,000 which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.






                              GILDERMAN, JOHNSON & COMPANY, LLP

Encino, California
November 12, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of Rightstart.com, Inc.:

We have audited the accompanying balance sheet of Rightstart.com, Inc. (a Delaware corporation) as of January 1, 2000, and the related statements of operations, stockholders' equity and cash flows for the eleven months ended January 1, 2000 and the year ended January 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rightstart.com, Inc. as of January 1, 2000, and the results of its operations and its cash flows for the eleven months ended January 1, 2000 and the year ended January 30, 1999 in conformity with accounting principles generally accepted in the United States.


Arthur Andersen LLP

Los Angeles, California
January 17, 2000 (except with respect to the matters discussed in Notes 3 and 16 (unaudited), as to which the date is November 12, 2001)


                               RightStart.com Inc.
                                 Balance Sheets

                                              February 3, 2001   January 1, 2000
                                              -----------------  --------------
                        ASSETS

Current assets
    Cash and cash equivalents                        $ 19,000    $ 6,620,000
    Accounts and other  receivables, net of
    allowance for doubtful accounts of
    $15,000 and $88,000, respectively                 130,000        123,000
    Merchandise inventories                                 -        597,000
    Prepaid catalog costs                             160,000        251,000
    Other current assets                               28,000        665,000
                                                 -------------   ------------
       Total current assets                           337,000      8,256,000

Noncurrent assets:
    Property, plant and equipment, net              1,602,000      1,928,000
    Other noncurrent assets                            36,000        311,000
                                                 -------------   ------------

                                                 $ 1,975,000     $ 10,495,000
                                                 ============    ============


          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable and accrued expenses         $ 3,504,000    $ 2,472,000
    Due to Right Start, Inc.                          397,000      1,250,000
    Secured bridge notes                            3,935,000              -
                                              ----------------   ------------
       Total current liabilities                    7,836,000      3,722,000

Commitments and contingencies

Shareholders' equity:
    Preferred stock, $0.01 par value 5,000,000 shares
       authorized; none issued or outstanding
    Common stock, $0.01 par value; 29,120,458 and
       20,000,000 shares authorized; 11,112,000
       and 9,100,000 issued and outstanding,
       respectively                                   111,000         91,000
    Paid in capital                                18,918,000     16,968,000
    Deferred compensation                            (137,000)      (609,000)
    Accumulated deficit                           (24,753,000)    (9,677,000)
                                                 -------------   ------------
       Total shareholders' equity (deficit)        (5,861,000)     6,773,000
                                                 -------------   ------------

                                                 $ 1,975,000     $ 10,495,000
                                                 ============    ============

                 See accompanying notes to financial statements

                               RightStart.com Inc.
                             Statements of Operation


                                                     For the year ended    For the month ended Eleven months ended  Year ended
                                                      February 3, 2001     January 29, 2000    January 1, 2000   January 30, 1999
                                                     --------------------  -----------------   ----------------  -----------------

Net sales:
    Internet                                                $ 13,965,000          $ 885,000        $ 6,509,000        $ -
    Catalog                                                    1,496,000            175,000          3,467,000          4,736,000
    Shipping and handling revenues                               969,000             28,000            244,000            982,000
                                                     --------------------  -----------------   ----------------  -----------------
                                                              16,430,000          1,088,000         10,220,000          5,718,000

Costs and expenses:
    Cost of goods sold                                         9,279,000            638,000          5,779,000          2,180,000
    Cost of shipping and handling                              3,773,000            370,000          1,963,000            969,000
    Operating expense, includes non-cash compensation
       of $536,000, $14,000, $206,000, and $0, respectively    4,571,000            546,000          3,489,000          2,227,000
    Marketing and advertising expense                          6,089,000            159,000          6,244,000             12,000
    General and administrative expense                         3,099,000            338,000          1,717,000            431,000
    Depreciation and amortization expense                      1,021,000             62,000            216,000             25,000
    Write off of initial public offering costs                   873,000                  -                  -                  -
                                                     --------------------  -----------------   ----------------  -----------------

                                                              28,705,000          2,113,000         19,408,000          5,844,000

Operating loss                                               (12,275,000)        (1,025,000)        (9,188,000)          (126,000)

Interest (income) expense, net                                 1,517,000            (22,000)          (216,000)                 -
Loss on disposal of property                                     280,000                  -                  -                  -
                                                     --------------------  -----------------   ----------------  -----------------

Loss before income taxes                                     (14,072,000)        (1,003,000)        (8,972,000)          (126,000)
Income tax provision                                               1,000                  -                  -                  -
                                                     --------------------  -----------------   ----------------  -----------------

Net loss                                                     (14,073,000)        (1,003,000)        (8,972,000)          (126,000)
Preferred dividends                                                    -                  -            525,000                  -
                                                     --------------------  -----------------   ----------------  -----------------

Net loss available to common stockholders                  $ (14,073,000)      $ (1,003,000)      $ (9,497,000)        $ (126,000)
                                                           ==============      =============      =============        ===========

Basic and diluted net loss per common share                      $ (1.45)           $ (0.11)           $ (1.42)           $ (0.02)
                                                                 ========           ========           ========           ========
Shares used to compute basic and net diluted loss
    per common share                                            9,733,000          9,100,000          6,694,000          5,767,000
                                                               ==========         ==========         ==========         =========

                 See accompanying notes to financial statements

                                                   RightStart.com Inc.
                                           Statements of Shareholders' Equity

                                                                                                           Additional
                                                 The Right Start   Preferred         Common Stock            Paid-in
                                                                                     ------------
                                                   Investment        Stock         Shares      Amount        Capital
                                                 -------------------------------------------------------------------------
Balance at January 31, 1998                             $ 50,000    $ -              -         $ -            $ -

Net transfers from The Right Start                       425,000
Net loss from February 1, 1998 to January 30, 1999      (126,000)
                                                 --------------- --------------------------------------------------------
Balance at January 30, 1999                              349,000             -              -         -                 -

Catalog net income from January 31, 1999
to April 30, 1999                                        180,000
Net transfers from The Right Start                       (54,000)
Issuance of common stock to The Right Start             (475,000)                   5,767,000    58,000           417,000
Sale of preferred stock                                             15,000,000                                 (1,329,000)
Deferred compensation related to option grants                                                                    815,000
Amortization of deferred compensation
Parent transfer of stock for services                                                                           1,236,000
Conversion of preferred stock to common                            (15,000,000)     3,333,000    33,000        14,967,000
Issuance of warrants to preferred shareholders
  pursuant to induced conversion                                                                                  525,000
Issuance of warrants to Oxygen.com                                                                                337,000
Net loss from January 31, 1999 to January 1, 2000
                                                 --------------- --------------------------------------------------------
Balance at January 1, 2000                                     -             -      9,100,000    91,000        16,968,000
Barter credits contributed from The Right Start                                                                    50,000
Services contributed by The Right Start                                                                            83,000
Amortization of deferred compensation
Net loss for the period from Janaury 1, 2000
  through January 29, 2000
                                                 --------------- --------------------------------------------------------
Balance at Janaury 29, 2000                                    -             -      9,100,000    91,000        17,101,000
Net proceeds from issuance of common
  stock                                                                             2,000,000    20,000           443,000
Proceeds from exercise of stock options                                                12,000                       5,000
Amortization of deferred
  compensation
Compensation from stock options
  issued to non-employees                                                                                          78,000
Issuance of warrants in association with
  secured bridge financing                                                                                      1,291,000
Net loss for the year ended February 3, 2001
                                                 --------------- --------------------------------------------------------
Balance February 3, 2001                                    $ -           $ -     11,112,000  $111,000      $ 18,918,000
                                                            ====          ====    =========== =========     ============


              RightStart.com Inc.
       Statements of Shareholders' Equity

                                                    Deferred
                                                      Stock       Accumlated
                                                  Compensation      Deficit        Total
                                                 ---------------------------------------------
Balance at January 31, 1998                                  $ -           $ -       $ 50,000

Net transfers from The Right Start                                                    425,000
Net loss from February 1, 1998 to January 30, 1999                                   (126,000)
                                                 ---------------------------------------------
Balance at January 30, 1999                                    -             -        349,000

Catalog net income from January 31, 1999                                                    -
to April 30, 1999                                                                     180,000
Net transfers from The Right Start                                                    (54,000)
Issuance of common stock to The Right Start                                                 -
Sale of preferred stock                                                            13,671,000
Issuance of warrants to CEA Montogomery                                                     -
Deferred compensation related to option grants          (815,000)                           -
Amortization of deferred compensation                    206,000                      206,000
Parent transfer of stock for services                                               1,236,000
Conversion of preferred stock to common                                                     -
Issuance of warrants to preferred shareholders                                              -
  pursuant to induced conversion                                      (525,000)             -
Issuance of warrants to Oxygen.com                                                    337,000
Net loss from January 31, 1999 to January 1, 2000                   (9,152,000)    (9,152,000)
                                                 ---------------------------------------------
Balance at January 1, 2000                              (609,000)   (9,677,000)     6,773,000
Barter credits contributed from The Right Start                                        50,000
Services contributed by The Right Start                                                83,000
Amortization of deferred compensation                     14,000                       14,000
Net loss for the period from Janaury 1, 2000
  through January 29, 2000                                          (1,003,000)    (1,003,000)
                                                 ---------------------------------------------
Balance at Janaury 29, 2000                             (595,000)  (10,680,000)     5,917,000
Net proceeds from issuance of common
  stock                                                                               463,000
Proceeds from exercise of stock options                                                 5,000
Amortization of deferred
  compensation                                           458,000                      458,000
Compensation from stock options
  issued to non-employees                                                              78,000
Issuance of warrants in association with
  secured bridge financing                                                          1,291,000
Net loss for the year ended February 3, 2001                       (14,073,000)   (14,073,000)
                                                 ---------------------------------------------
Balance February 3, 2001                              $ (137,000)$ (24,753,000)  $ (5,861,000)
                                                      =========================  =============

                 See accompanying notes to financial statements

                               Rightstart.com Inc.

                          Notes to Financial Statements
                   February 3, 2001, January 29, 2000, January 1, 2000 and January 30, 1999

 Note 1 - Formation and Operation of the Company and Going Concern

 Organization

      Rightstart.com Inc. (the "Company") is an online specialty retailer focused on high-quality developmental and educational products for children. The Company was formed in April 1999, for the purpose of engaging in electronic commerce over the Internet ("Online store"). As part of the Company's initial capitalization, The Right Start, Inc. ("The Right Start"), the Company's former majority shareholder (see note 11), contributed certain assets related to its catalog operation to the Company; thus, the Company also serves customers and generates sales through its catalog operations.

      Prior to October 10, 2000, the Company was a majority owned subsidiary of The Right Start. On October 10, 2000 the Company issued 2,000,000 shares of common stock, which decreased The Right Start ownership interest to 49.4%. The sale of common stock and associated corporate actions resulted in the Company no longer being consolidated with The Right Start (see notes 9 and 11).

 Predecessor Catalog Operation

      The Right Start, Inc. contributed the assets of its catalog operation to the Company on April 9, 1999 and began operating as a separate company on May 1, 1999, the first day of Right Start's second fiscal quarter. The Right Start did not operate the catalog business as a separate entity and did not maintain or segregate the merchandise inventory sold in its catalog business from the merchandise sold in its retail stores. The accompanying historical financial statements of the catalog operation prior to May 1, 1999 were "carved out" from the Right Start by identifying direct catalog-related accounts and determining allocations of indirect costs and expenses. Management believes such allocations are reasonable, however, the costs allocated to the Company may not necessarily be indicative of the costs that would have been incurred if the Company had operated on a stand-alone basis (see note 9).

 Company History

      The Company launched its Online store on June 29, 1999. In July 1999, the Company raised approximately $13,700,000 in net proceeds from the sale of equity to venture capitalists. This money allowed the Company to hire additional staff and increase its marketing efforts. Accordingly, the Company experienced a sizable increase in sales but at the same time experienced increasing losses. On January 18, 2000, the Company filed a registration statement with the Securities Exchange Commission with respect to an offering of its common stock. On May 19, 2000, the Company withdrew this registration statement because of adverse market conditions. The Company's losses continued and therefore the Company required additional funding.

 Fiscal Year

The Company's fiscal year ends on the Saturday closest to the last day of January. Historically, the Company's fiscal year ended on the Saturday closest to the last day of January. In Fiscal 1999, the Company adopted a calendar year end. In January 2000, the Company elected to change its fiscal year end from the Saturday closest to the end of December to the Saturday closest to the end of January. The accompanying financial statements present the operations of the Company for the year ended February 3, 2001, the month ended January 29, 2000, eleven months ended January 1, 2000 and the year ended January 30, 1999. The most recent fiscal year, which ended on February 3, 2001 ("Fiscal 2000"), is comprised of fifty-three weeks. The other periods presented: the month ended January 29, 2000, the eleven months ended January 1, 2000 ("Fiscal 1999") and the year ended January 30, 1999 ("Fiscal 1998") were comprised of four, forty-eight and fifty-two weeks, respectively.


 Note 2 - Summary of Significant Accounting Policies

 Revenue Recognition

      The Company recognizes revenues from product sales, net of discounts, coupon redemptions and promotional allowances when products are shipped to customers. The Company provides for estimated returns at the time of sale. The Company is the principal in its transactions with customers. Specifically, the Company takes title to all products sold to its customers prior to shipment. Furthermore, the Company bears credit risk and inventory risk; however, these risks are mitigated through relationships with credit card issuers and shippers.

Reclassification

      Certain prior year items have been reclassified to conform to the current year's presentation.

Advertising Barter

      Advertising barter is recorded as revenue and expense when the advertising surrendered is determinable based on the Company's own historical practice of receiving cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. During the periods presented, the Company did not record any revenue or expense related to advertising barter transactions.

 Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. At various times the Company maintains cash accounts with financial institutions in excess of federally insured amounts.
 Concentrations of Credit Risks, Significant Customers and Financial Instruments

      For the periods presented, accounts receivable were due from credit card companies and others. There was no single customer who accounted for more than 10% of the Company's revenues during any period.

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of uncollateralized accounts receivable. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible.

 Merchandise Inventory

      In connection with the Company's formation, the Company entered into a management services agreement with The Right Start (see note 9). This agreement provides, among other things, that The Right Start will supply inventory to the Company. Inventory owned by The Right Start but designated for the Company is stored separately from that of The Right Start and is billed to the Company on a weekly basis as the merchandise is sold and shipped to customers.

 Prepaid Catalog Expenses

      Prepaid catalog expenses consist of the costs to produce, print and distribute catalogs. These costs are amortized over the expected sales life of each catalog, which typically does not exceed four months. Catalog production expenses of $1,235,000, $181,000, and $1,240,000 were recorded in Fiscal 2000, the one month ended January 29, 2000, and Fiscal 1999, respectively.

 Long-lived Assets

      The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of long-lived assets might warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the assets' undiscounted net cash flows over its remaining useful life in measuring whether the asset is recoverable. During Fiscal 2000, the Company wrote off $280,000 of assets in connection with the abandonment of online stores that focused on products to kids over age 6 ("Big Kids Store"), teachers ("Learning Store") and maternity clothing ("Maternity Store").

 Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method based upon the estimated useful lives of the assets, generally three to ten years. Software capitalized in connection with the Company's website is being amortized over a three-year period.

 Income Taxes

      The Company accounts for income taxes using an asset and liability approach under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established against deferred tax assets when it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. Income and deferred taxes have been calculated for the Company on a stand-alone basis for all periods.

 Advertising and Marketing

      Marketing expense consists primarily of advertising and catalog production and distribution expenses. Advertising costs are expensed as incurred or at the time of the initial print or media broadcast. Catalog costs are typically amortized over a four-month period. Marketing and advertising expenses of $6,089,000, $159,000, $6,244,000 and $12,000 were recorded in Fiscal 2000, the one month ended January 29, 2000, Fiscal 1999 and Fiscal 1998, respectively.

 Statement of Cash Flows

      The Company prepares its statements of cash flows using the indirect method in accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows".

      Supplemental Disclosure of Cash Flow Information:

                               One month ended
Cash paid for:  Fiscal 2000    January 29, 2000  Fiscal 1999 Fiscal 1998
               -----------------------------------------------------------
               -----------------------------------------------------------
Interest            $ -              $ -             $ -         $ -
Income taxes        $ -              $ -             $ -         $ -

      Non-cash activities:

                                    One month
                                      ended
                                    Fiscal      January   Fiscal     Fiscal
                                      2000     29, 2000      1999    1998
                                    ---------------------------------------
                                    ---------------------------------------
Issuance of warrants in connection  $ 299,000 $       -      $ -     $  -
    with the sale of Secured
    Bridge Notes
Issuance of the Secured Bridge
    Note Contingent Warrants          992,000      -          -        -
Amortization of non-cash
    compensation                      458,000   14,000     206,000     -
Compensation from stock options
    issued to non-employees            78,000      -          -        -
Issuance of common stock for Web
    site development (see note 4)           -      -      1,236,000    -
Issuance of warrant in connection
    with strategic alliance (see
    note 12)                                -      -       337,000
Accrual of deferred offering costs          -      -       273,000     -
Issuance of common stock to parent
    for contribution of net assets
    of its catalog operations               -      -       475,000     -

 Stock-based Compensation

      Stock options issued to employees, members of the Company's board of directors and, through October 10, 2000, employees of The Right Start who provide services to the Company, are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"); accordingly, compensation expense is recorded for options awarded to employees and directors to the extent that the exercise prices are less than the fair market value of the common stock on the date of grant when the number of options and the exercise price are fixed. The difference between the fair value of the common stock and the exercise price of the stock option is recorded as deferred compensation, which is charged to expense over the vesting period of the underlying stock option. The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", ("SFAS 123") (see note 7).

      In April 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB 25, which was effective July 1, 2000. The interpretation requires that any options granted to non-employees of the Company after December 15, 1998, be accounted for under SFAS 123. Due to the Company's sale of its common stock on October 10, 2000, which resulted in the percentage ownership of the Company's common stock by The Right Start to fall below 50%, employees of The Right Start are no longer considered employees of the Company. Accordingly, the Company recorded a non-cash compensation charge of $78,000 along with a corresponding credit to additional paid-in capital. As of February 3, 2001, there were 1,101,700 options issued by the Company to non-employees.

 Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Comprehensive Income

      The Company has not had any items of other comprehensive income during the periods presented.

 New Accounting Pronouncements

      In June 1999, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. SFAS 133, as amended by SFAS No. 137 and SFAS No 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company currently does not have or use derivative instruments and management does not expect adoption of this statement to have an impact on the Company's financial position or results of operations.

      In September 2000, the FASB issued SFAS No.140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No.125." The standard is effective in 2001 and management does not expect the adoption of this standard to have a material impact on the Company's financial position or results of operations.

Loss Per Share

      The Company computes earnings or loss per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic net income or loss per common share is computed by dividing net income or loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted per share data is computed by dividing income available to common stockholders by the weighted average number of shares outstanding plus any potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock during the fiscal year. The table below indicates the number of potential shares not included in the calculation of diluted loss per common share, as their inclusion would be anti-dilutive:

Period:                  Potential shares not included:
Fiscal 2000                    17,952,673
One month ended
    January 29, 2000            2,098,700
Fiscal 1999                     2,116,500
Fiscal 1998                             -

 Concentration of Vendors, Distribution and Technology Risk

      The Company outsources its distribution and fulfillment function to a third party product fulfillment provider under a short-term agreement. Although this arrangement creates a concentration in sourcing of distribution, management believes alternatives are available on similar terms and conditions. A failure of or a change in the Company's product fulfillment provider, however, could cause delays in the order fulfillment process and a possible loss of sales, which would adversely affect operating results. In addition, the Company is dependent on The Right Start to sell it inventory that it needs to fulfill customer orders under a management services agreement under which the Company is in default. The Right Start has not indicated that it intends to terminate the agreement, however, it has no obligation to continue to provide such services or to provide them at the rate at which it currently provides them. Management believes that the termination of this contract will have a material adverse effect on the Company's financial position.

 Note 3 - Financial Condition

      In April 2000, the Company issued 10% secured bridge notes to affiliates (see notes 5 and 9) in the aggregate principal amount of $2,275,000 (the "Bridge Notes"), warrants to purchase 113,753 shares of common stock (the "Bridge Warrants") (see note 12) and contingent warrants to purchase approximately 9.1 million shares of the Company's common stock upon a default under the Bridge Notes (the "Contingent Warrants") (see note 12). The Bridge Notes are secured by substantially all of the Company's assets.

      In June 2000, the Company issued 10% junior secured convertible bridge notes to affiliates in the aggregate principal amount of approximately $1,660,000 (the "Convertible Bridge Notes"). The Convertible Bridge Notes are secured by a subordinate lien on substantially all of the Company's assets.

      On June 27, 2000, the Company engaged Morgan Stanley Incorporated ("Morgan Stanley") to explore potential business combinations. Concurrently, management began to contact certain service providers and let them know that the Company was experiencing severe cash flow problems, that all future services, if not already eliminated, should be eliminated and that invoices for past services ("Unsecured Frozen Amounts") could not be paid until the Company could conclude a successful business combination or sale. The Unsecured Frozen Amounts owed to these former service providers is approximately $2,500,000.

      On October 10, 2000, the Company sold $500,000 of its common stock (see note 11) and requested an extension of the Bridge Notes and the Convertible Bridge Notes until January 18, 2001. The extensions were granted. At the same time the Company released several of its executive officers and began to obtain those services from The Right Start under the management services agreement.

      As of February 3, 2001 the Bridge Notes and the Convertible Bridge Notes were in default. In July 2001, RightStart.com was notified by its senior lenders that they intended to foreclose and sell the underlying collateral. This foreclosure took place on August 3, 2001, with the assets being sold to Targoff-RS, LLC, an entity newly formed to purchase such assets. In September 2001, as a condition to an investment received by Right Start, Inc. at the time of its acquisition of Zany Brainy, Right Start, Inc. acquired Targoff-RS, LLC in exchange for preferred convertible stock.

Going Concern

      For fiscal 2000, the Company incurred a loss from operations of $11,402,000 and a net loss of $14,073,000, and at February 3, 2001, the Company had a working capital deficit of $7,499,000 and an accumulated deficit of $24,753,000 that raise substantial doubt about its ability to continue as a going concern. In addition, the Company used cash in operations of $7,586,000. Due to the Company's operating losses, approximately $2.5 million of the trade accounts payable is past due at February 3, 2001. Further, the Company has no credit facility to enhance cash flow. In addition, the Company is in default with the terms of its secured bridge loans (see notes 3, 5 and 16) and has entered into various legal proceedings with its vendors (see note 10). The Company's financial condition is discussed further in note 3.

Management's plans in regard to these items include the following:

- The Company raised $2,275,000 via a secured bridge loan in April 2000 (see note 5) - The Company raised $1,660,000 via a secured convertible bridge note in June 2000 (see note 5) - The Company reduced portions of its fixed overhead expenses - Web site maintenance and development was brought in-house in order to reduce costs - Management revised its marketing and promotional strategy and reduced advertising expenditures - Management intends to focus additional efforts toward engineering a profitable e-commerce business model

      In July 2001, RightStart.com was notified by its senior lenders that they intended to foreclose and sell the underlying collateral. This foreclosure took place on August 3, 2001, with the assets being sold to Targoff-RS, LLC, an entity newly formed to purchase such assets. In September 2001, as a condition to an investment received by Right Start, Inc. at the time of its acquisition of Zany Brainy, Right Start, Inc. acquired Targoff-RS, LLC in exchange for preferred convertible stock.

 Note 4 - Property, Plant and Equipment, net

      The components of property and equipment are as follows:

                              Fiscal 2000  Fiscal 1999
                              ---------------------------
                              ---------------------------
Furniture and equipment       $ 1,145,000       $922,000
Leasehold improvements             46,000         34,000
Computer software               2,064,000      1,680,000
                                ---------      ---------
                                3,255,000      2,636,000
Less - accumulated
depreciation and amortization (1,653,000)      (708,000)
                              -----------      ---------
                              $ 1,602,000    $ 1,928,000
                              ===========    ===========

      In October 1999, approximately 288,333 shares of RightStart.com common stock owned by the Parent were issued to Guidance Solutions for services rendered through October 30, 1999 and as an incentive for Guidance Solutions to continue to provide services to the Company over the next ten months. The Company has recorded the fair market value of the shares at the date of transfer as a capital contribution and capitalized or expensed the pro rata value related to services performed through January 1, 2000. The total capitalized amounts related to Web site development approximated $1,680,000 and are being amortized over 36 months. Capitalized costs and amounts expensed related to the services provided by Guidance Solutions through January 1, 2000 were approximately $1,516,000 and $766,000, respectively.

      In Fiscal 2000, the Company capitalized amounts related to web site development of approximately $660,000. These costs are being amortized over 36 months. In January 2001, the Company wrote off approximately $280,000 in connection with the abandonment of its Big Kids Store, Learning Store and Maternity Store.

Note 5 - Bridge Notes Payable

      In April 2000, the Company issued 10% secured bridge notes to affiliates in the aggregate principal amount of $2,275,000 (the "Bridge Notes") and warrants to purchase 113,753 shares of its common stock at an exercise price of $6.70 (the "Bridge Warrants") (see note 12). The Bridge Notes are secured by substantially all of the Company's assets. Using the Black-Scholes model, the estimated fair value of the Bridge Warrants was calculated at $299,000 and has been recorded as a reduction in the carrying amount of the Bridge Notes, with a corresponding increase in additional paid in capital. The discount on the Bridge Notes was amortized over the term of the notes as additional interest expense. A default on the Bridge Notes permits such holders to foreclose on the assets of the Company and require the Company, to the extent it has not already done so, to issue to the holders of the Bridge Notes, additional warrants to purchase an aggregate of 9,100,220 shares (the "Contingent Warrants") at an exercise price of $0.25 per share, payable in cash or by surrender of Bridge Notes (see note
12). If the Contingent Warrants were converted to common stock, they would represent approximately 45.0% of the then outstanding common stock of the Company. The Bridge Notes were due and payable on January 18, 2001. As of February 3, 2001 the secured Bridge Note holders had not converted the contingent warrants to common stock. As of August 3, 2001 the Bridge Note Holders foreclosed on the Company's assets (see note 16).

      In June 2000, the Company issued 10% junior secured convertible bridge notes to affiliates in the aggregate principal amount of approximately $1,660,000 (the "Convertible Bridge Notes"). The Convertible Bridge Notes are subordinate to the Bridge Notes, are convertible at any time into common stock at a price of $0.25 per share and were due and payable on January 18, 2001. If the Convertible Bridge Notes were converted to common stock, they would represent approximately 37.4% of the then outstanding common stock of the Company. The Convertible Bridge Notes are secured by substantially all of the Company's assets.

      Both the Bridge Notes and the Convertible Bridge Notes are in default. The holders of the Bridge Notes and the Convertible Bridge Notes have notified the Company that they will not extend the maturity of the Bridge Notes and the Convertible Bridge Notes, respectively. As such, the Contingent Warrants were triggered for the benefit of the Bridge Note holders. Using the Black-Scholes model, the estimated fair vale of the Contingent Warrants was calculated at $992,000 and has been recorded as additional interest expense with a corresponding increase in additional paid in capital.

      If both the Contingent Warrants and the Convertible Bridge Notes were to convert to common stock they would represent approximately 58.6% of the then outstanding common stock.

Note 6 - Write off of Initial Public Offering Costs

      On January 18, 2000, the Company filed a registration statement with the Securities and Exchange Commission with respect to an offering of its common stock. Costs of $873,000, incurred in connection with the offering, including audit fees, legal fees, various filing fees and printer costs were deferred pending the completion of the offering. On May 19, 2000, the Company withdrew this registration statement because of adverse market conditions and expensed the deferred costs in Fiscal 2000.

Note 7 - Stock Option Plans

      In April 1999, the board of directors adopted the 1999 Stock Option Plan, which was approved by the Company's stockholders in June 1999. The total number of shares that can be issued under the plan is 2,031,500. The 1999 Stock Option Plan provides for the granting to employees, including officers and directors, of Incentive Stock Options ("ISO") and for the granting to employees, consultants and non-employee directors, of non-statutory stock options. Included in the options granted through February 3, 2001, are options to employees of The Right Start totaling 1,101,700 options. The Right Start employees provided services to the Company at the time the options were granted. Generally, options granted under the 1999 Stock Option Plan have a term of ten years, are nontransferable, and vest 25% on the first anniversary of grant and monthly thereafter over three years.

      The following table summarizes the Company's stock option activity during the periods presented:

                                                                   Exercisable
                                                                   Weighted
                                      Weighted   Fair      Options  Average
                                      Value
                     Number of Average of ExercisabExercise
                     Options Exercise Options at Year Price
                                Price Granted End
Granted                    1,769,500    $1.18      $1.29    494,000  $0.45

Outstanding at January 1,  1,769,500    1.09                494,000    0.45
2000
Granted                     312,000     0.73        0.17
Canceled                   (317,800)    1.03
Exercised                               0.45
                           ----         ----
                            (12,000)
Outstanding at February 3, 1,751,700    $1.02               842,238   $.61
                           ==================
2001

      The following table summarizes information concerning the Company's outstanding and exercisable stock options at February 3, 2001:


                Number                      Weighted Average
              Outstanding  Weighted Average  Exercise Price     Number
                  at                               of
  Range of   February 3,      Remaining         Options       Exercisable
                        -                              -
  Exercise       2001      Contractual Life   Outstanding   at February 3,
  ---------      -----     ----------------   -----------   --------------
   Prices                                                        2001
   ------                                                        ----
    $0.45     1,420,700       8.6 years         $ 0.45        758,425
    $1.90        60,000       9.4 years         $ 1.90
                                                                -
    $3.75       250,000       8.8 years         $ 3.75         78,125
    $4.50        21,000       8.8 years         $ 4.50          5,688
             ----------                         ------      --- -----
             1,751,700                          $ 1.02        842,238
             ==========                         ======        =======

      The following table summarizes information concerning the Company's outstanding and exercisable stock options at January 1, 2000:

                                    Weighted
                Number                          Average
  Range of    Outstanding  Weighted Average  Exercise Price     Number
  Exercise    at January      Remaining       of Options    Exercisable at
  ---------      --------                               -
   Prices       1,2000     Contractual Life   Outstanding   January 1, 2000
   ------       ------     ----------------   -----------   ---------------
    $0.45     1,396,000       9.4 years         $ 0.45        494,000
    $3.75       300,000       9.8 years         $ 3.75             -
    $4.50        73,500       9.9 years         $ 4.50
             ----------                         ------
                                                              -     -
                                                              -------
             1,769,500                          $ 1.02        494,000
             ==========                         ======        =======

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                        Fiscal 2000      Fiscal 1999
Risk-free interest         5.88%            5.80%
rates
Expected life (in            4                7
years)
Dividend yield              0%                0%
Expected volatility       85.06%             85%

      Compensation expense has been recognized for options granted under the 1999 Stock Option Plan pursuant to APB 25 in the amounts of $536,000, $14,000 and $206,000 for Fiscal 2000, the one month ended January 29, 2000 and Fiscal 1999, respectively. The estimated fair value of the stock at the grant dates were based on third party appraisals or based on the conversion price of the preferred stock into common stock. Had compensation cost been determined based on the fair value of the options at the date of grant consistent with the provisions of SFAS 123, the Company's net loss would have been increased to the pro forma amount indicated below. Because options vest over several years, the pro forma result for Fiscal 2000, is not representative of the pro forma result for future years.

      Net loss attributable to common stockholders:

                                       One month
                                         ended
                                      January 29,  Fiscal
                        Fiscal 2000      2000         1999    Fiscal 1998
                        --------------------------------------------------
                                     -------------------------------------
 Net loss attributable to common stockholders:
       As Reported      $ 14,073,000  $ 1,003,000  $           $ 126,000
                                    9,497,000
       Pro Forma        $ 14,080,000  $ 1,003,000  $           $ 126,000
                                    9,949,000

 Net loss per common share:
       As Reported      $  (1.45)      $ (0.11)     $ (1.42)   $ (0.02)
       Pro Forma        $  (1.45)      $ (0.11)     $ (1.49)   $ (0.02)

 Note 8 - Income Taxes

      As of February 3, 2001, the Company has net operating loss carryforwards for federal income tax purposes of approximately $19,457,000 expiring through 2021 and approximately $10,415,000 for state income tax purposes expiring through 2010. Utilization of the above carry-forwards may be subject to utilization limitations, which may inhibit the Company's ability to use carry-forwards in the future.

      The income tax provision for the Fiscal 2000 represents the minimum state taxes due in California.

      The deferred income tax assets as of February 3, 2001 are:

                                     Fiscal 2000  Fiscal 1999
Net operating loss                  $  7,241,000  $  2,959,000
Depreciation                             (34,000)      -
Accounts payable and accrued
liabilities                            1,511,000       46,000
Deferred compensation                    297,000       82,000
Other
                                    --------
                                  39,000 62,000
                               9,054,000 3,149,000
Valuation allowance                   (9,054,000)
                                    ------------
                                                   (3,149,000)
                                                   ----------
                                         $        $
                                         ==       =
                                         - -      -        -
                                         ===      ==========

      The Company's provision for income taxes differs from the expected statutory tax benefit due to the change in the valuation allowance.

 Note 9 - Transactions with Affiliates

      In April 2000 10% Bridge Notes each totaling $1,000,000 were sold to both Richard Kayne and Fred Kayne. Richard Kayne is the Chief Executive Officer of Kayne Anderson Capital Partners, LLP ("KACP") which is an affiliate of The Right Start. The Right Start owns 49.4% of the Company's common stock. Fred Kayne is an affiliate of The Right Start, is a member of the Company's Board of Directors, a brother of Richard Kayne and a member of the Board of Directors of The Right Start. In June 2000 10% Convertible Bridge Notes of $800,000 were sold to various investment partnerships managed by KACP, $200,000 to Fred Kayne and $486,000 to Sierra Ventures LLP. Sierra Ventures LLP holds approximately 24% of the Company's outstanding common stock and appointed a representative to one seat on the Company's Board of Directors.

      In July 1999, in connection with the formation of the Company, the Company entered into a management services agreement with The Right Start. This agreement provided that The Right Start would supply the Company with inventory during Fiscal 2000, at cost plus two percent (amended to cost plus five percent effective February 4, 2001) and provide certain basic services at cost plus five percent. Basic Services consists of various services including among others, services for personnel/human resources, benefits administration, payroll processing, insurance, tax, cash management, financial, legal, order fulfillment and collection, accounting, telecommunications, catalog production assistance and credit card processing. Inventory designated for the Company is stored separately from that of The Right Start and is billed to the Company on a weekly basis only as the merchandise is sold and shipped to its customers. The management services agreement may be terminated in full or on a service-by-service basis by the Company on 30 days written notice and by The Right Start, with respect to inventory supply services, upon 90 days written notice and by either party upon the occurrence of uncured breaches and certain bankruptcy events. The costs for the services rendered under this agreement, which for Fiscal 2000, the one month ended January 29, 2000, and Fiscal 1999 amounted to $371,000, $58,000 and $212,000, respectively, is included in general and administrative expenses in the accompanying statements of operation. There were no such services rendered under agreement in Fiscal 1998.

      The Company entered into an intellectual property agreement with The Right Start, dated as of July 9, 1999, pursuant to which The Right Start (i) assigned the Website IP (as defined below) and User Information (as defined below), (ii) granted a worldwide, non-exclusive, (except with respect to online usage) non-transferable, fully-paid up and royalty-free license to use the Right Start IP (as defined below) solely in connection with the Company's online and catalog retail sales of products for parents, childcare providers, infants and children and (iii) granted a perpetual, worldwide, exclusive, fully-paid up and royalty-free, unrestricted sublicense and right to use the source code and object code and certain other intellectual property owned by Guidance Solutions, which the Company engaged to develop the website located at www.rightstart.com. Pursuant to the intellectual property agreement, the Company granted to The Right Start a worldwide, non-exclusive, fully-paid up and royalty-free license to use the Website IP and User Information solely in connection with its retail sales of parents', childcare, infants' and children's products (other than through online or catalog sales). "Website IP" is defined as all files, text, graphics, graphics files in any file format, images, artwork, audio files, audiovisual materials and e-commerce and database applications provided by third parties or The Right Start or created by or for the Company in connection with its website and certain copyright registrations, all domain names, all trademarks, all service marks, all trade dress, all logos, all brands and designs, all trade names, all Internet domain names, all metatags and hyperlinks used in connection with the Company's website and the online and catalog retailing of parents', childcare, infants' and children's products. "Right Start IP" is defined as all lists of customers and prospective customers used in connection with The Right Start's retail sales of infants' and children's products other than through online or catalog sales. "User Information" is defined as all information with respect to the use and users of the Company's website, including all catalog customer lists of The Right Start or the Company that existed on July 9, 1999.

      The intellectual property agreement is perpetual unless terminated. The intellectual property agreement may be terminated by The Right Start (a) upon the occurrence of mergers, reorganizations, consolidations or other business combinations (other than with an affiliate or financial advisor) as a result of which the Company's stockholders immediately prior to such transaction hold less than 50% of the Company's voting power and in which the acquirer is a direct competitor to The Right Start and (b) upon the occurrence of a material breach by the Company that is not cured within 30 business days of receipt of written notice from The Right Start. The Company may terminate the intellectual property agreement upon the occurrence of a material breach by The Right Start that is not cured within 30 days of receipt of written notice from the Company. After termination, the Company is automatically granted a license with respect to (i) customer information and (ii) the Right Start IP, in each case used by the Company at the time of termination. The Right Start is similarly granted an automatic license with respect to User Information used by The Right Start at the time of termination. These post-termination licenses are terminable if, in the opinion of a independent recognized arbitrator, the licensee has engaged in activity that would substantially harm the image of the owner of the licensed intellectual property, substantially diminish the value of such party's intellectual property rights or the "Right Start" name.

      The Company has entered into indemnification agreements with certain of its directors and executive officers which may, among other things, require it to indemnify such persons against liabilities that may arise by reason of such persons' status as directors or executive officers for the Company, other than liabilities arising from willful misconduct of a culpable nature, and to advance such persons' expenses incurred as a result of any proceeding against them as to which they could be indemnified.

For other transactions with affiliates see note 16 - Subsequent Event.

 Note 10 - Commitments and Contingencies

 Future Advertising

      The Company has no commitments for future advertising but has traded advertising services with Nestle.

 Leases

      Since May 1, 1999 the Company has sub-leased office space from The Right Start on a month-to-month basis. Rent expense under this sub-lease totaled $150,000, $13,000 and $18,000 for Fiscal 2000, the one month ended January 29, 2000 and Fiscal 1999, respectively. The Company has no long-term lease obligations.

 Legal Matters

      The Company is a party to various legal actions arising in the ordinary course of business. The Company has been sued by five of its unsecured creditors who provided advertising services for which they have not received payment. Total damages sought from five of the unsecured creditors are $733,000. Management has attempted to reach settlement with these unsecured creditors without success to date and intends to pursue its available defenses to their claims.

      The Company is currently being sued by Oxygen Media, LLC. in the Supreme Court of the State of New York for breaching its contract with Oxygen. The suit seeks $13,000,000 in damages as a result of the alleged breaches. The Company filed a motion to dismiss the first cause of action of the complaint. A hearing on this motion has been set for November 28, 2001

 Note 11 - Common Stock

      On October 9, 2000 the Board of Directors of the Company authorized an increase in the number of authorized shares from 20,000,000 to 29,120,458.

      On October 10, 2000, the Company issued 1.6 million shares of common stock to a new investor (the "October Investor") and 400,000 shares of common stock to an existing minority investor. The Company used the $500,000 of net proceeds it received to fund operations. The new issuance represented 18% of the Company's shares outstanding and reduced the percentage ownership of its common stock by The Right Start from 60.2% to 49.4%. The October Investor received a seat on the Company's Board of Directors. The Company's current Board of Directors is comprised of the October Investor, a representative of one of the Company's original minority investors, an affiliate of the Company and the chief executive officer of the Company who is also the chief executive officer of The Right Start. Additionally, the October Investor and existing investors other than The Right Start received certain participatory rights in the management of the Company. The sale of common stock and the associated corporate actions resulted in the Company no longer being consolidated with The Right Start.

Note 12 - Warrants

      During Fiscal 1999, in connection with the issuance and conversion of the Company's convertible preferred stock, the Company issued warrants to purchase 347,000 shares at an exercise price of $4.50 per share exercisable for five years and expiring in 2004. Also, during Fiscal 1999 the Company granted 136,500 warrants to a third party vendor to purchase common stock at $11.25 per share exercisable for five years and expiring in 2004. These warrants were issued in connection with entering into a strategic alliance. During Fiscal 1999 the Company valued the 136,500 warrants at $337,000, using the Black-Scholes pricing model, and amortized the value of the warrants over a three year period. During Fiscal 2000 the strategic alliance was terminated and the Company wrote off the remaining value of the warrants, $226,000, to the statement of operations.

      In connection with the issuance of the Bridge Notes in April 2000, the Company issued 113,753 warrants. The warrants are valued at $299,000, using the Black-Scholes pricing method. The full value of these warrants is included in additional paid in capital in the accompanying statement of shareholders deficit.

      In connection with the event of default on the Company's Bridge Note, warrants to purchase 9,100,220 of common stock at $.25 per share have been issued to the Bridge Note holders. The warrants are valued at $992,000, using the Black-Scholes pricing method. The full value of these warrants is included in additional paid in capital in the accompanying statement of shareholders' deficit.

Note 13 - Employee Benefit Plan

      The Company currently maintains a defined contribution (401(k)) plan for its employees. All employees that are at least 21 years of age with three months of service may contribute to the Plan. At this time, the Company provides no employer match.

Note 14 - Other Financial Data

Allowance for Doubtful Accounts

      The activity in the allowance for doubtful accounts for fiscal year ended 2000 is as follows:

                         Beginning                            Ending
                          Balance     Provision Write-offs   Balance
   ---------------------------------------------------------------------
   Fiscal 1998            $17,000      $15,000    $5,000     $27,000
   Fiscal 1999             27,000      60,000       0         87,000
   One month ended         87,000       2,000       0         89,000
       January 29,
       2000
   Fiscal 2000             89,000         0       74,000      15,000

Accrued liabilities

      The details of accrued liabilities is as follows:


                          February 3,     January 1,
                              2001           2000
                         ------------------------------
                         ------------------------------
Sales returns and              $ 37,000       $ 61,000
    allowances
Accrued interest                284,000       -
Accrued professional
    fees                         54,000        307,000
Deferred sales                  -               34,000
Sales taxes payable              54,000        262,000
Accrued expenses                179,000       -
Accrued marketing                79,000       -
Accrued salaries                 49,000         93,000


Note 15 - Segment Reporting

      The Company operates in a single operating segment: retail sales of consumer products. The Company has no organization structure dictated by product lines, geography or customer type.

Note 16 - Subsequent Events

      As of April 12, 2001, the Company entered into Baby Registry Joint Development and Use Agreement with The Right Start pursuant to which the Company and The Right Start intend to jointly develop a baby registry that can be accessed by the Company's customers and The Right Start's customers. Upon termination of the agreement each party would be entitled to retain all code used in the jointly developed registry, as well as any database information collected to the date of such termination and to operate a separate registry.

      In July 2001, RightStart.com was notified by its senior lenders that they intended to foreclose and sell the underlying collateral. This foreclosure took place on August 3, 2001, with the assets being sold to Targoff-RS, LLC, an entity newly formed to purchase such assets. In September 2001, as a condition to an investment received by Right Start, Inc. at the time of its acquisition of Zany Brainy, Right Start, Inc. acquired Targoff-RS, LLC in exchange for preferred convertible stock.